Exhibit 10.18

SHARE SALE AND PURCHASE AGREEMENT

between

PREBOLA NR 293 AB
under change of name to
ALG HOLDING AB

(as Purchaser)

and

BLYTH WHOLESALE HOLDINGS, INC.

(as Seller)

August 14, 2006

Linnégatan 18
Box 5719
SE-114 87 Stockholm
Tel: +46-8-566 177 00
Fax: +46-8-566 177 99

Table of Defined Terms

Defined Term	Article
BHBV	Preamble (D)
BHBV Note	Preamble (D)
Breach	6.1
Cash Pool	4.1.5
Closing	3.1
Closing Confirmation	3.5
Company	Preamble (A)
Confidential Information	8.4
Damages	6.1
Encumbrance	4.1.2 (c)
Exclusive Distribution Agreement	3.3 (c)
Group	Preamble (B)
Group Companies	Preamble (B)
Intercompany Loan	Preamble (C)
Jan Bengtsson Guarantee	2.4 (a) (iii)
License Agreements	3.3
Loan Note I	Preamble (C)
Loan Note II	Preamble (C)
Loan Note III	Preamble (C)
Loan Note IV	Preamble (C)
Loan Notes	Preamble (C)
Loan Note I-III Transfer Agreement	1.3
Loan Note IV Transfer Agreement	1.4

Purchase Price	2.1
Purchaser	Preamble (1)
Purchaser’s Closing Documents	5.1.1 (b)
Purchaser’s Representations	5.1
Relevant Taxes	7.4
Seller	Preamble (2)
Seller’s Beneficiaries	6.9
Seller’s Closing Documents	4.1.3 (b)
Seller’s Representations	4.1
Share	Preamble (A)
Share Transfer Agreement	1.2
Tibia Guarantee I	2.4 (a)(i)
Tibia Guarantee II	2.4 (a)(ii)

Table of Schedules

Schedule	Title
Schedule B	Subsidiaries
Schedule C	Draft Loan Notes I-IV
Schedule 1.4	Draft BHBV Note
Schedule 2.3 (i)	Draft Promissory Note 2.3 (i)
Schedule 2.3 (ii)	Draft Promissory Note 2.3 (ii)
Schedule 3.3(b) (i)	Ambria Trademark License Agreement
Schedule 3.3 (b) (ii)	Gies Patent License Agreement
Schedule 3.3 (c)	Exclusive Distribution Agreement
Schedule 4.1.2 (i)	Commercial Register Extract
Schedule 4.1.2 (c)	Title To Shares
Schedule 4.1.4 (a)	Annual Reports 2005
Schedule 4.1.4 (b)	Interim reports 30 June 2006
Schedule 4.1.5	Settlement of Cash Pool

THIS SHARE SALE AND PURCHASE AGREEMENT is made on this 14th day of August 2006 (the “Agreement”) between

(1)           PREBOLA NR 293 AB under change of name to ALG HOLDING AB, a corporation organized and existing under the laws of Sweden with its registered office at c/o Midway Holding AB, P O Box 4241, SE-203 13 Malmö, Sweden (“Purchaser”); and

(2)           BLYTH WHOLESALE HOLDINGS, INC., a corporation organized and existing under the laws of Delaware, United States of America, with its principal place of business at One East Weaver Street, Greenwich, CT 06831 USA (“Seller”)

WHEREAS:

(A)          Seller is the legal and beneficial owner of the entire issued share capital of Blyth HomeScents International GmbH, a corporation organized and existing under the laws of the Federal German Republic with its registered office and principal place of business at Beim Zeugamt 8, Glinde, Germany (the “Company”). Such share capital consists of one share with the nominal amount of EUR 25,000 (the “Share”).

(B)           The Company directly or indirectly owns the total issued share capital of the Subsidiaries as shown in Schedule B (the Company and the Subsidiaries are sometimes referred to collectively as the “Group” or as “Group Companies”).

(C)           Seller has an inter-company loan to the Company in an aggregate principal amount of EUR 6,600,000 (the “Intercompany Loan”). The Intercompany Loan is currently evidenced by a Loan Agreement and Note dated December 14, 2000, with three amendments since then extending the time for payment, which shall be replaced so that by Closing, the Intercompany Loan shall be evidenced by four (4) loan notes (the “Loan Notes”) in the amounts of (i) EUR 1,300,000 (“Loan Note I”), (ii) EUR 2,000,000 (“Loan Note II”), (iii) EUR 2,300,000 (“Loan Note III”) and (iv) EUR 1,000,000 (“Loan Note IV”), respectively. Drafts of the Loan Notes are attached hereto as Schedule C.

(D)          The Company’s indirect subsidiary, Gies Kerzen GmbH., has an outstanding obligation of EUR 4,000,000 which Seller’s subsidiary Blyth Holding BV (“BHBV”) will pay at Closing in return for execution by Purchaser of a note to BHBV (the “BHBV Note”) in exchange for such payment by BHBV.

(E)           Seller and Purchaser have agreed that Seller shall sell to Purchaser and Purchaser shall purchase from Seller the Share and the rights of Seller under the Loan Notes, all for the consideration and on the terms and subject to the conditions contained in this Agreement.

THEREFORE IT IS HEREBY AGREED as follows:

ARTICLE 1

SALE AND TRANSFER OF THE SHARE AND INTERCOMPANY LOAN

1.1           Sale and Purchase. Seller hereby, subject to the terms and conditions of this Agreement, sells the Share and the Loan Notes I – III to Purchaser, and Purchaser hereby, subject to the terms and conditions of this Agreement, purchases the Share, and the Loan Notes I – III from Seller, together with all rights attaching to them, free of any Encumbrances.

1.2           Transfer of the Share. At Closing, Seller shall transfer to Purchaser the Share by virtue of a notarially-recorded share transfer agreement in accordance with German law (the “Share Transfer Agreement”).

1.3           Transfer of Loan Notes. At Closing, Seller shall transfer to Purchaser, subject to the occurrence of the Closing, the Loan Notes I, II and III by virtue of a written transfer agreement (the “Loan Note I-III Transfer Agreement”).

1.4           Execution of the BHBV Note. At Closing Seller shall cause BHBV to pay an outstanding debt of the Company’s subsidiary, Gies Kerzen GmbH. in the amount of EUR 4,000,000 and Purchaser shall execute and deliver to BHBV the BHBV Note attached hereto in draft form as Schedule 1.4.

1.5           Conversion of Loan Note IV into Capital Reserve. At Closing, Seller shall transfer to the Company, subject to the occurrence of the Closing, Loan Note IV by virtue of a written transfer agreement (the “Loan Note IV Transfer Agreement”). As a result of such transfer the loan represented by Loan Note IV will cease to exist. The transfer shall be made as a contribution by Seller to the Company’s capital reserve within the meaning of Section 272(2) No. 4 of the German Commercial Code (Handelsgesetzbuch – HGB).

ARTICLE 2

PURCHASE PRICE FOR THE SHARE AND THE LOAN NOTES

2.1           Purchase Price for the Share. The purchase price for the Share (the “Purchase Price”) shall be a fixed amount of EUR 15,000,000 payable at Closing.

2.2           Purchase Price for Loan Note I. The purchase price for Loan Note I shall be the principal amount of EUR 1,300,000 (plus an amount equal to EUR 743.42 multiplied by the number of calendar days from and including August 1, 2006 until the Closing, representing accrued interest on the Intercompany Loan) and shall be payable at Closing.

2.3           Purchase Price for Loan Note II and III. The purchase price for Loan Note II and III shall be the principal amounts of said loan notes, and shall be satisfied at Closing by Purchaser executing and delivering to Seller the promissory notes attached hereto in draft form as Schedules 2.3(i) and 2.3(ii).

2.4           Security for Promissory Notes. In order to secure Seller’s claim under the promissory notes referred to in Article 2.3, Purchaser shall at the Closing

(a)           provide to Seller

(i)            a joint and several guarantee, as for its own debt (proprieborgen) of Tibia Konsult AB securing any payment claims of the holder of the promissory note attached hereto in draft form as Schedule 2.3(i) up to a maximum amount of 50% of all amounts payable under that promissory note, in the form set forth thereon (the “Tibia Guarantee I”);

(ii)           a joint and several guarantee, as for its own debt (proprieborgen) of Tibia Konsult AB securing any payment claims of the holder of the promissory note attached hereto in draft form as Schedule 2.3(ii) up to a maximum amount of 25% of all amounts payable under that promissory note, in the form set forth thereon (the “Tibia Guarantee II”); and

(iii)          a joint and several guarantee, as for its own debt (proprieborgen) of Jan Bengtsson/Company securing any payment claims of the holder of the promissory note attached hereto in draft form as Schedule 2.3(ii) up to a maximum amount of 25% of all amounts payable under that promissory note, in the form set forth thereon (the “Jan Bengtsson Guarantee”); and

(b)           pledge with effect as of the Closing to Seller all of Purchaser’s right and title in the Loan Note II and the Loan Note III, in accordance with Swedish Law and deliver to the Seller Loan Notes II and III and duly notify the Company as Borrower thereunder of the pledge.

2.5           Covenants of Purchaser. As long as the promissory notes referred to in Article 2.3 and the BHBV Note are outstanding, the Purchaser shall (i) ensure that the Company will not pay dividends in excess of EUR 1,000,000 annually and (ii) provide the Seller with quarterly and annual consolidated financial statements within one month after each calendar quarter or year respectively.

ARTICLE 3

CLOSING

3.1           Closing. Closing (the “Closing”) shall take place in Hamburg, Germany (at an office to be mutually agreed between the Parties) on August 17, 2006 at 10:00 a.m. or at such other place and time as shall be mutually agreed between the Parties.

3.2           Purchaser’s Closing Obligations. At Closing, Purchaser shall, unless waived by Seller in whole or in part in writing,

(a)           pay to Seller the Purchase Price set forth in Article 2.1,

(b)           pay to Seller the purchase price set forth in Article 2.2,

(c)           deliver to Seller the executed two promissory notes referred to in Article 2.3 and to Seller as receipt agent for BHBV the BHBV Note, and

(d)           execute and deliver to Seller the pledge of Loan Notes II and III referred to in Section 2.4(b)

(e)           cause to be executed and delivered to Seller

(i)            the Tibia Guarantee I;

(ii)           the Tibia Guarantee II; and

(iii)          the Jan Bengtsson Guarantee.

3.3           Seller’s Closing Obligations. At Closing

(a)           Seller shall execute, and shall cause the Company to execute, the Loan Note IV Transfer Agreement as set forth in Article 1.4;

(b)           Seller shall execute, and shall cause the relevant Group Companies to execute, license agreements for the cross-licensing of intellectual property, in the form of Schedule 3.3(b)(i) and 3.3(b)(ii) (the “License Agreements”);

(c)           Seller shall cause Gies Kerzen GmbH and Colony Gifts Corporation, Ltd., to execute an exclusive distribution agreement in the form of the draft attached as Schedule 3.3 (c) (the “Exclusive Distribution Agreement”);

(d)           Seller shall cause BHBV to pay the outstanding debt of Gies Kerzen GmbH in the amount of EUR 4,000,000;

(e)           Seller shall cause the Company to execute Loan Notes I-IV; and

(f)            Seller shall deliver Loan Notes I-III to Purchaser and Loan Note IV to the Company.

3.4           Seller’s and Purchaser’s Joint Closing Obligations. At Closing Seller and Purchaser shall execute

(i)            the Share Transfer Agreement as set forth in Article 1.2; and

(ii)           the Loan Note I-III Transfer Agreement as set forth in Article 1.3.

3.5           Payments. The payments pursuant to Article 3.2 (a) and (b) shall be made to the bank account(s) specified by Seller for this purpose in writing in immediately available funds free of any bank charges.

3.6           Closing Confirmation. When all obligations of the Parties set forth in Article 3.2 and 3.3 have either been fulfilled (including receipt by Seller of the payments referred to in Article 3.2 (a) and (b)) or fulfillment has been waived by the respective other Party, the

Closing has occurred. Seller and Purchaser shall confirm such occurrence in a written document to be jointly executed in duplicates (the “Closing Confirmation”).

3.7           Withdrawal. In the event that the Closing has not occurred within thirty (30) business days of the date of this Agreement, either Party may withdraw from this Agreement by written notice to the other Party, unless a closing obligation which is not fulfilled or waived is within the control of the Party seeking to withdraw.  The withdrawal shall leave any statutory claims for the non-fulfillment of any Party’s closing obligations unaffected.

ARTICLE 4

REPRESENTATIONS OF SELLER

4.1           Representations. Seller hereby represents to Purchaser that each of the following statements (“Seller’s Representations”) are true and correct at the date of this Agreement and on the Closing:

4.1.1        Organisation

(a)           The Company and the Subsidiaries are duly organised and validly existing under the laws of the place of their incorporation and have the requisite corporate power and authority to own, lease and operate their assets and properties and to carry on their business as it is now being conducted.

(b)           No resolution, decision, order or petition to dissolve or liquidate any of the Group Companies has been issued, adopted or applied for, no proceedings for bankruptcy or suspension of payments of any of the Group Companies have been commenced, no receiver has been appointed for any of the Group Companies or any of their assets and no attachment has been made on any of the assets of any of the Group Companies.

4.1.2        Capitalisation

(a)           The issued share capital of the Company consists of the Share as set forth in Recital (A).

(b)           The authorised, issued and paid up capital of each of the Subsidiaries is correctly reflected in Schedule B.

(c)           Except as described in Schedule 4.1.2 (c), the Share is legally and beneficially owned by Seller, free from any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, option, right of first refusal, usufruct or limited right and any other encumbrance, attachment or condition whatsoever (“Encumbrance”).

(d)           Except as described in Schedule 4.1.2 (c), all shares in the Subsidiaries are legally and beneficially owned by the Group Companies as described in Schedule B, free from any Encumbrance.

(e)           No depositary receipts have been issued for the Share.

(f)            Seller has the power to sell and to transfer the Share to Purchaser as contemplated by this Agreement.

(g)           The Share is validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any pre-emptive rights.

(h)           Except as described in Schedule 4.1.2 (c), all of the shares in the Subsidiaries are validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any pre-emptive rights.

(i)            The Company is duly registered with the Commercial Register and the extract regarding the Company attached as Schedule 4.1.2 (i) is correct. No shareholders resolutions regarding issues which require registration in the Commercial Register have been adopted which are not yet registered.

(j)            The right to receive dividends or distributions of any kind (whether payable now or in the future) on the Share and the shares in the Subsidiaries has not been disposed of. No one, with the exception of Seller or any Group Companies which are shareholders of other Group Companies, has any right to distributions arising out of the profit, reserves or liquidation balance and/or any other distributions of any Group Companies. Neither Seller nor any of Seller’s Affiliates has received any dividend or any distribution in kind (whether payable now or in the future) from any Group Company after December 31, 2005.

(k)           There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise to become outstanding, additional shares in the capital of any of the Group Companies or obligating any of the Group Companies to grant, extend or enter into any such agreement or commitment.

(l)            There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares in the capital of any of the Group Companies. There are no unexecuted resolutions of the general meeting of shareholders of any of the Group Companies providing for the issuance of shares in the capital of any of the Group Companies or the grant of options or other rights to acquire shares in the capital of any of the Group Companies.

4.1.3        Authorisation; Non-Contravention; Approvals

(a)           Seller is a corporation duly organized and validly existing under the laws of Delaware, United States of America.

(b)           Seller has full power and authority, corporate and otherwise, (i) to enter into this Agreement and each other agreement, instrument or document referred to in this Agreement to which Seller is a party or which Seller is otherwise required to execute at or prior to the Closing pursuant to the Agreement (collectively the “Seller’s Closing Documents”), (ii) to perform its respective obligations under the Seller’s Closing Documents and (iii) to consummate the transactions contemplated by the Seller’s Closing Documents. The execution by Seller of the Seller’s Closing Documents, the performance by Seller of its respective obligations thereunder and the consummation by Seller of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. Seller has duly executed the Agreement, and the Agreement constitutes, and each of the other Seller’s Closing Documents will upon execution thereof constitute, the valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms.

(c)           The execution of the Agreement by Seller does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Seller under any of the terms, conditions or provisions of (i) the Articles of Association or similar documents governing Seller, (ii) any statute, law, ordinance, rule, regulation, judgement, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Seller, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Seller is now a party or by which Seller may be bound.

(d)           No declaration, filing or registration with, notice to, authorisation or consent or approval of, any court, governmental or regulatory body or authority or any other person is necessary in connection with (i) the execution of any Seller’s Closing Document by Seller or (ii) the consummation by Seller or the Company of any of the transactions contemplated thereby.

4.1.4        Financial Statements

(a)           The consolidated annual report for the Group for the year ended December 31, 2005 and the annual reports for each of the Group Companies for the year ended December 31, 2005, as attached as Schedule 4.1.4 (a), have been prepared in accordance with applicable laws and generally accepted accounting principles (applied on a consistent basis) in the respective jurisdictions of each of the Group Companies and they give a true and fair view of the financial position and results of the operations of the Group and of each of the Group Companies as of December 31, 2005.

(b)           The consolidated interim report for the Group and the interim reports for each of the Group Companies as of June 30, 2006, as attached as Schedule 4.1.4 (b), have been prepared in accordance with applicable laws and generally accepted accounting principles (applied on a consistent basis) in the respective jurisdictions of each of the Group Companies.

4.1.5       Cash Pool. The cash pooling arrangements between the Group Companies on the one side and Seller or any legal entities controlled by, controlling or under common control with Seller (“Seller´s Affiliates”) on the other side (the “Cash Pool”) will be terminated prior to Closing as described in Schedule 4.1.5, and all Group Companies´ balances to and from the Cash Pool will be settled prior to Closing.

4.2           No Other Representations or Warranties. No representations, warranties, assurances or other statements relating to the business of the Group Companies, their assets and liabilities and their earnings, financial position and prospects are given by or on behalf of Seller or any Seller’s Affiliates other than the Seller’s Representations. Therefore, in all respects not specifically addressed by the Seller’s Representations, Purchaser accepts the Share and the Group Companies in the condition in which they are on the date of the Closing. Without limiting the generality of the foregoing, Purchaser hereby acknowledges that neither Seller nor Seller’s Affiliates have made any representations, warranties, assurances or other statements, and shall therefore not be held liable, with respect to any projections, estimates or budgets of future revenues, earnings, cash flows or other financial parameters of the Group Companies or any other circumstances affecting the assets, liabilities, earnings, financial position or prospects of the Group Companies in the future.

4.3           Knowledge of Purchaser. Seller shall be responsible for the representations given in this Article 4 irrespective of what the Purchaser or any representative of Purchaser actually knew or could have known at the signing of this Agreement or at Closing and no such knowledge shall affect Purchaser’s right to make a claim for any Breach.

ARTICLE 5

REPRESENTATIONS OF PURCHASER

5.1           Representations. Purchaser hereby represents to Seller that each of the following statements (“Purchaser’s Representations”) are true and correct at the date of this Agreement as well as at Closing:

5.1.1        Authorization; No Contravention; Approvals

(a)           Purchaser is a corporation, duly organized and validly existing under laws of Sweden.

(b)           Purchaser has full power and authority, corporate and otherwise, (i) to enter into this Agreement and each other agreement, instrument or document referred to in this Agreement to which Purchaser is a party or which Purchaser is otherwise required to execute at or prior to the Closing pursuant to the Agreement (collectively the “Purchaser’s Closing Documents”), (ii) to perform its respective obligations under the Purchaser’s Closing Documents and (iii) to consummate the transactions contemplated by the Purchaser’s Closing Documents. The execution by Purchaser of the Purchaser’s Closing Documents, the performance by Purchaser of its respective obligations thereunder and the consummation by Purchaser of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. Purchaser has duly executed the Agreement, and the Agreement constitutes, and each of the other Purchaser’s Closing Documents will upon execution thereof constitute, the valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

(c)           The execution of the Agreement by Purchaser does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) the Articles of Association or similar documents governing Purchaser, (ii) any statute, law, ordinance, rule, regulation, judgement, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Purchaser or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Purchaser is now a party or by which Purchaser may be bound.

(d)          Except for any requirements resulting from circumstances in the sphere of Seller, no declaration, filing or registration with, notice to, authorisation or consent or approval of, any court, governmental or regulatory body or authority or any other person is necessary in connection with (i) the execution of any Purchaser’s Closing Document by Purchaser or (ii) the consummation by Purchaser of any of the transactions contemplated thereby.

5.1.2        Financial Means. Purchaser has the financial means necessary to meet its obligations hereunder.

ARTICLE 6

REMEDIES FOR BREACHES

6.1          Breach. In the event of a breach by Seller of any of Seller’s Representations (a “Breach”), Seller shall reimburse and hold harmless either Purchaser or the pertinent Group Company (at the option of Purchaser) for all damages, losses, reasonable costs and expenses (“Damages”) suffered by Purchaser or the pertinent Group Company as a result of the Breach. The Parties agree that the Damages shall include the amount necessary to put Purchaser – or at the option of Purchaser, the pertinent Group Company – in a position similar to the position Purchaser or the Group Company would have been in without the Breach.

6.2          Maximum Recovery. The maximum amount which the Purchaser may recover for any Breach shall in no event exceed 50 % of the Purchase Price.

6.3          Threshold. The Seller shall have no liability in respect of any claim for a Breach unless the aggregate amount of all such claims exceeds the sum of EUR 500,000 in which case

(subject to the other provisions of this Article 6) the entire amount of all such claims shall be payable.

6.4          Events After Closing. No claim by Purchaser for any Breach shall arise to the extent that the claim arises as a result of (i) any change in the accounting principles applied by the Group subsequent to Closing, or (ii) any changes in applicable laws or regulations after Closing, or (iii) a new interpretation of existing laws by a court or other public authority in a judgment or decision published after Closing.

6.5           Obligations of Purchaser. If after the Closing Purchaser or any Group Company becomes aware of any circumstances which give a reasonably likely indication of the existence of a Breach, Purchaser shall without unreasonable delay notify Seller thereof, thereby stating in reasonable detail the nature of the alleged Breach and the reasonably foreseeable magnitude of Damages, if any. Purchaser shall provide, and shall cause the Group Companies to provide, Seller with all reasonably requested information regarding the Breach and the Damages, and shall take, and shall cause the Group Companies to take, any action reasonably required by Seller to remedy the Breach or mitigate the Damages, provided that Seller shall be obligated to indemnify Purchaser and the Group Companies for any Damages caused by such action. Without Seller’s prior written consent (which shall not be unreasonably withheld or delayed) Purchaser shall not make or take, and shall cause the Group Companies not to make or take, any statements or other action which would adversely affect Seller’s possibilities to remedy the Breach or reduce the Damages.

6.6           Exclusions. No claim by Purchaser for any Breach shall rise to the extent that

(i)            either Purchaser or the Group Companies have caused or aggravated the Breach or the Damages;

(ii)           the Damages are recovered or could with reasonable efforts have been recovered from a third party, including under an insurance policy;

(iii)          the circumstances giving rise to the Breach have resulted or will result in a tax or other benefit to the Purchaser or the Group Companies; or

(iv)          Purchaser has failed to comply with its obligations set forth in Article 6.5, unless such non-compliance has not limited or prejudiced Seller’s options to avoid or mitigate the damages in any manner.

6.7           Repayment. Any payment under this Article 6 shall be deemed to be a partial repayment of the Purchase Price.

6.8          Time Limitations. All claims of Purchaser for any Breach shall be time-barred (verjähren) on the first anniversary of the date of the Closing, except for the warranties in Section 4.1.2(c) and (d), which shall be time-barred (verjähren) on the third anniversary of the date of the Closing.

6.9          Exclusion of Other Claims. The remedies which Purchaser may have against Seller for any Breach shall solely be governed by this Agreement and shall be the exclusive remedies available to Purchaser. Without limiting the generality of the preceding sentence, any right of Purchaser to lower the Purchase Price or rescind this Agreement or to require the winding up of the transaction contemplated hereunder on any other legal basis, any claims for breach of pre-contractual obligations, or ancillary obligations, except claims for willful deceit, are hereby expressly excluded and waived by Purchaser. The provisions in this Section 6.9 shall be for the benefit of Seller, Seller’s Affiliates and Seller’s and Seller’s Affiliates’ directors, officers, employees, consultants or advisers (together “Seller’s Beneficiaries”).

ARTICLE 7

FURTHER OBLIGATIONS

7.1            No Action and Indemnification of Seller’s Beneficiaries. Purchaser shall (i) procure that after the Closing neither Purchaser nor any Group Company nor any third party as legal successor in respect of any claims of Purchaser or any Group Company will raise any claim or take any other action against Seller or any Seller’s Beneficiary resulting from or otherwise related to any acts or failures to act of Seller as shareholder of the Company, (ii) procure that after the Closing to the extent legally possible the Group Companies shall discharge and waive any such claims against Seller or any Seller’s Beneficiary, and (iii) indemnify and hold harmless the Seller and Seller’s Beneficiaries against any such claims.

7.2           Announcements. The Parties undertake that prior to Closing and thereafter they will not (save as required by law, including the regulations of the Securities and Exchange Commission with respect to public disclosure of the entry into this agreement and the pro forma effect of this transaction on the financial statements of Blyth, Inc.) make any announcement in connection with this Agreement, unless Seller and Purchaser shall have given their written consent to such announcement (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

7.3          Discontinuation of Use of Name. Purchaser shall procure that as soon as possible, but in any event after one month after the date of Closing, the Group Companies shall discontinue to use the word “Blyth” as part of their firm names. Purchaser shall procure that all actions reasonably necessary to ensure such discontinuation will be taken without undue delay, including, without limitation, the adoption of shareholder and other resolutions or other actions necessary to eliminate such words from firm and corporate names and the removal of such words from stationery, promotional material, websites, buildings or other fixtures. Purchaser shall procure that the Group Companies shall not use firm names which are similar to the name “Blyth”.

7.4          Indemnification Against Certain Taxes. Subject to the other provisions of this Article 7.4, Seller shall indemnify and hold harmless Purchaser or, at the election of Purchaser, the Group Companies from and against 85 % of the amount of any non-appealable taxes for taxable periods ending on or before the date of Closing resulting from any challenges by the tax authorities from intercompany charges made by Seller or Seller’s Affiliates to the Group Companies for intercompany sales and/or services (“Relevant Taxes”), to the extent that such Relevant Taxes (i) have not been paid on or prior to the date of the Closing Date, (ii) have not been accrued for in the financial statements of the Group Companies as of June 30, 2006 and (iii) exceed a deductible amount of EUR 100,000. Seller’s obligation to indemnify and hold harmless shall be subject to full compliance by Purchaser with the following obligations:

(i)            Purchaser shall retain, and cause the Group Companies to retain, all books, records, documentation and other information relating to the Group Companies that may be relevant in connection with Relevant Taxes. At Seller’s request, Purchaser shall furnish, and shall cause the Group Companies to furnish, to Seller all such information.

(ii)            Purchaser shall file, or cause the Group Companies to file, in a due and timely manner all tax returns relevant for any Relevant Taxes. As long as Seller can be held liable under this Article 7.4 Purchaser shall, at Seller’s request, forward any such tax returns at least ten (10) business days prior to filing to Seller for review and comments and shall take Seller’s comments into due consideration.

(iii)          Purchaser shall (a) keep, and cause the Group Companies to keep, Seller fully informed of any tax audits or other proceedings which may give rise to a claim under this Article 7.4, and (b) provide, and cause the Group Companies to provide, to Seller the reasonable opportunity to participate in such audits or other proceedings and all information and assistance reasonably required by Seller to evaluate such audits or other proceedings and a possible liability of Seller under this Article 7.4 arising therefrom.

(iv)          Purchaser shall (a) provide, and cause the Group Companies to provide, Seller with full control of any dispute with any tax authorities relating to Relevant Taxes, (b) take, and cause the Group Companies to take, any action reasonably required by Seller with respect to such disputes and (c) not make or take, and cause the Group Companies not to make or take, without Seller’s prior written consent Purchaser (which shall not be unreasonably withheld or delayed), any settlement, acknowledgement, other statement or other action which would adversely affect the position of Seller, Purchaser or the Group Companies in respect of the such disputes. Seller shall be obligated to indemnify Purchaser and the Group Companies for any Damages caused by Seller or any representative of Seller or by any action taken by Purchaser or any Group Company at the request of Seller.

Seller’s obligation to indemnify and hold harmless Purchaser under this Article 7.4 shall be excluded if and to the extent that (x) the Group Companies are entitled to any benefits by refund, set-off or reduction of taxes as the result of an adjustment or payment giving rise to a claim for indemnification against Relevant Taxes or (y) the Relevant Taxes result from any change in the accounting and taxation principles or practices of the Group Companies (including methods of submitting tax returns) introduced after the Closing.

ARTICLE 8

CONFIDENTIAL INFORMATION

8.1           Non-Disclosure. The Parties undertake that (i) they shall treat as strictly confidential all Confidential Information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement, including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of each of the Parties or any member of their group, and (ii) subject to the provisions of Article 8.2, they will not at any time hereafter make use of or disclose or divulge to any person any such Confidential Information and shall use their best endeavours to prevent the publication or disclosure of any such information.

8.2           General Exceptions. The restrictions contained in Article 8.1 shall not apply so as to prevent the Parties from making any disclosure required by law or by any securities exchange (including the regulations of the Securities and Exchange Commission with respect to public disclosure of the entry into this agreement and the pro forma effect of this transaction on the financial statements of Blyth, Inc.) or supervisory or regulatory or governmental body pursuant to rules to which the relevant Party is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of this Article shall apply to and the Parties shall procure that they apply to, and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Article by the Parties.

8.3           Purchaser Exception. After Closing, the restrictions contained in Article 8.1 shall not apply to Purchaser to the extent that they relate to any Confidential Information related to the Group Companies.

8.4           Confidential Information. “Confidential Information” means any and all data and information relating to the Group Companies and/or to the business and affairs of a Party that may be provided, orally, in writing or digitally, to the other Party.

ARTICLE 9

COOPERATION AND RELATED MATTERS

9.1           Other Intercompany Services. The Parties are in agreement, and shall procure, that as of the Closing any other intercompany services rendered by Seller or Seller’s Affiliates to the Group Companies on the one side shall be discontinued and any underlying agreements shall be terminated with effect as of the Closing. Purchaser shall procure that any charges for pre-Closing services (e.g. property insurance charges, management charges, Global Sourcing allocations etc.) outstanding on the date of the Closing will be paid by the Group Companies when due.

9.2           Cooperation in Tax and Financial Matters. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested in writing by Purchaser or Seller, in connection with the preparation and filing of tax returns and any audit or other proceeding with respect to taxes and the preparation of financial statements and any audit thereof. Such cooperation shall include the prompt signing of any returns, amended returns, claims or other documents necessary for the other party to accurately and timely satisfy its United States, state and/or foreign tax reporting obligations. Such cooperation shall also include the prompt provision of financial records and information which are relevant to any tax reporting obligations of the other party or preparation of financial statements. Purchaser shall make its and the relevant Group Company’s employees (or other delegates and advisors) available on a mutually convenient basis to the other party in order to provide additional information and explanation of any material provided hereunder. Moreover, Purchaser shall use its best efforts to deliver a final set of financial statements as of the Closing with respect to the Group within four (4) weeks after Closing.

9.3           Shanghai China Sourcing Office. Purchaser shall promptly reimburse, or shall cause any of the Group Companies to promptly reimburse, Blyth Asia, Ltd., a Hong Kong company, for charges incurred on behalf of any of the Group Companies during the period from the date of Closing through August 31, 2006.

9.4           Employment Matters. Purchaser shall cause Liljeholmens Stearinfabriks AB to continue to provide payroll and other employment related services (as such are currently being provided) to the three employees who are working for PartyLite Trading OY and resident in Sweden until September 1, 2006, and Seller agrees to cause PartyLite Trading OY to reimburse Liljeholmens for such services in accordance with past practices. Seller shall cause PartyLite Trading OY or any other of Seller´s Affiliates to employ the three employees in question from September 1, 2006 and shall bear all costs and expenses related to the transfer of said employees as well as all costs and expenses related to their employment from and after September 1, 2006.

ARTICLE 10

GOVERNING LAW AND ARBITRATION

10.1         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Sweden.

10.2         Arbitration. Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm, Sweden. The arbitral procedure shall be conducted in the English language. The arbitral tribunal shall decide according to the rules of law. Consolidation of the arbitral proceedings with other arbitral proceedings is excluded.

ARTICLE 11

MISCELLANEOUS

11.1         Schedules. All Schedules to this Agreement constitute a part of this Agreement.

11.2         Costs. Each Party shall pay its own costs and disbursements of and incidental to this Agreement and the sale and purchase of the Share, provided that all costs associated with the notarial recording of the Share Transfer Agreement shall be borne by Purchaser.

11.3         Waiver. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach by the other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

11.4         Assignment; No Third Party Rights. The benefit of this Agreement, or any agreement or document entered into pursuant to this Agreement, may not be assigned by a Party, unless with the prior written consent of the other Party. Except where set forth otherwise in this Agreement, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including the Group Companies.

11.5         Entire Agreement. This Agreement (together with any documents referred to herein or executed contemporaneously or at Closing by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this Agreement, including but not limited to the e-mail proposal dated June 27, 2006, the letter counteroffer dated June 29, 2006 and the e-mail reply dated July 6, 2006.

11.6         Amendments. No amendments of this Agreement (including amendments to this Section 11.6) shall be effective unless made in writing and executed by the Parties.

11.7         Headings. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

11.8         Exclusion of Remedies. Except as provided otherwise herein, no Party shall be entitled (i) to set-off any rights and claims it may have against any rights or claims any other Party may have under this Agreement, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention, unless the rights or claims of the relevant Party claiming a right of set-off or retention have been acknowledged in writing by the relevant other Party or have been confirmed by final decision of a competent court or arbitration court.

11.9         Severability. If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect. In such case, the Parties agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties.

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PREBOLA NR 293 AB under change of name to ALG HOLDING AB	BLYTH WHOLESALE HOLDINGS, INC.
by:	by:

Signature:	Signature:

Name:	Name:

Acting as:	Acting as:

Date:	Date: